Exhibit 10.26
Compensation Arrangements for the Executive Officers
Set forth below is a summary of the compensation by SEACOR Holdings Inc. (the “Company”) to its executive officers in their positions as of the date of filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”). All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company's Board of Directors.
Base Salary. Effective January 1, 2016, the executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary
Charles Fabrikant, Executive Chairman of the Board and Chief Executive Officer	$700,000
Matthew Cenac, Executive Vice President and Chief Financial Officer	$450,000
Eric Fabrikant, Chief Operating Officer, Transportation Services	$450,000
John Gellert, Chief Operating Officer, Offshore Marine Services	$450,000
Paul Robinson, Executive Vice President, Chief Legal Officer and Corporate Secretary	$450,000
Bruce Weins, Senior Vice President, Chief Accounting Officer	$245,000
Cash Bonus and Share Incentive Plan. In their current positions, the executive officers are eligible to:

•	Receive an annual cash incentive award subject to the discretion of the Compensation Committee of the Board of Directors.

•
Participate in incentive programs, which currently involve awards of restricted stock and stock options pursuant to SEACOR Holdings Inc.'s 2014 Share Incentive Plan (Exhibit 10.28 in this Annual Report on Form 10-K).

Benefit Plans and Other Arrangements. In their current positions, the executive officers are eligible to participate in the Company's broad‑based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, a qualified 401(k) plan, and the employee stock purchase plan.